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                                                                  EXHIBIT 23.1
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                        [LETTERHEAD OF ERNST & YOUNG]



CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8) for the registration of an aggregate of 254,479 Ordinary Shares which will be represented by 508,958 American Depositary Receipts pertaining to the Applied Learning Limited Executive Option Plan and 1996 Supplemental Stock Plan of CBT Group PLC (the "Company") of our report dated January 20, 1997 with respect to the consolidated financial statements and schedule of CBT Group PLC included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG
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ERNST & YOUNG
Chartered Accountants


Dublin, Ireland
April 14, 1996